Exhibit 10.1

Facility letter no: OM/01/Mix Telematics/2024

14 March 2024

The Directors
Mix Telematics Limited
Matrix Corner, Howick Close
Waterfall Office Park
Midrand
South Africa
1682

Attention:	Paul Dell and David Wilson

Dear Sir/Madam

FACILITY

FIRSTRAND BANK LIMITED (Reg. No. 1929/001225/06) (acting through any of its business units or divisions) (the “Bank”), has pleasure in offering Mix Telematics Limited (Reg. No. 1995/013858/06) (the “Borrower”) a credit facility (the “Facility”), subject to the terms and conditions set out in this Facility Letter and the Bank’s General Terms and Conditions (the “GTC’s”).

This Facility Letter and the rights and obligations of the Parties hereunder shall in all respects be subject to the terms and conditions of the written agreement entitled “Facilities Agreement” entered or to be entered into on or about the date of this Facility Letter, by and between, inter alia Powerfleet Inc and the Bank (acting through Rand Merchant Bank division), which shall apply mutatis mutandis to this Facility Letter and be incorporated herein by reference (the “Facilities Agreement”).

Capitalised terms not otherwise defined herein shall bear the meaning ascribed to them in the Facility Agreement.

The obligation of the Bank to make the facilities (or any of them) available under this Facility Letter and to allow any utilisation under any of the facilities under this Facility Letter, and the right of the Borrower to utilise any facility under this Facility Letter, are subject to the fulfilment of the Conditions Precedents as set out in clause 4 (Conditions of Utilisation) of the Facilities Agreement. The date of fulfilment of the conditions, which date will be confirmed in writing by the Bank to the Borrower in terms of this Agreement and the Facilities Agreement, hereinafter referred to as, “the Available Date”.

1.	FACILITIES

1.1.	Short Term Direct

Borrowers:	Mix Telematics Limited.

Facility Amount:	R350,000,000 (three hundred and fifty million Rand).

Utilisation:	General Banking Products.

Term of Facility:	Demand Facility. This Facility shall be subject to the Bank’s annual credit review save for an Event of Default or a breach of any of the terms and conditions of this Facility Letter, this Facility has a tenor of 365 (three hundred and sixty five) days from the Available Date.

Special Terms:	The Facility is subject to the following Special Terms:

·
The Facility will be made available for drawdown for a period of 365 (three hundred and sixty five) days after fulfilment of the Conditions Precedent (the “Availability Period”) and will be cancelled if not drawn by the end of the Availability Period.

·
The Facility, together with capitalised interest thereon, is to be repaid in full by the earlier of (a) the Available Date or (b) 02 April 2025 (the “Repayment Date”), unless extended by agreement between the Borrower and the Bank.

·	In the event of the occurrence of an Event of Default, the Facility shall become a Demand facility (as contemplated in clauses 3.1 to 3.4 of the GTC’s).

·	This Facility shall be senior, secured and ranking pari passu with any other senior indebtedness of the Borrower.

2.	TERMS AND CONDITIONS APPLICABLE TO THE FACILITIES

2.1.	The following provisions of the Facilities Agreement are incorporated mutatis mutandis by reference into this Facility Letter and shall apply to the Facility as if repeated herein in full:

2.1.1.	Clause 4 (Conditions of Utilisation);

2.1.2.	Clause 8.1 (Mandatory Prepayment - illegality);

2.1.3.	Clause 8.2 (Mandatory Prepayment - sanctions);

2.1.4.	Clause 8.3 (Mandatory Prepayment – change of control or transfer of business);

2.1.5.	Clause 8.4 (Voluntary prepayment);

2.1.6.	Clause 15 (Tax Gross-Up and Indemnities);

2.1.7.	Clause 16 (Increased Costs);

2.1.8.	Clause 17 (Other Indemnities);

2.1.9.	Clause 19 (Costs and Expenses);

2.1.10.	Clause 20 (Guarantee and Indemnity);

2.1.11.	Clause 21 (Representations);

2.1.12.	Clause 22 (Information Undertakings);

2.1.13.	Clause 23 (Financial Covenants);

2.1.14.	Clause 24 (General Undertakings); and

2.1.15.	Clause 25 (Events of Default).

2.2.	Neither the expiry or termination of any provision of the Facilities Agreement nor the repayment of the indebtedness or cancellation of the commitments thereunder shall affect the operation and/or enforceability of any provision of the Facilities Agreement which is incorporated by reference in this Facility Letter and such provision shall remain of full force and effect as incorporated in this Facility Letter as though such expiry, termination, repayment and/or cancellation has not occurred.

2.3.	The provisions of the Bank’s General Terms and Conditions, being Version GTC0118S (“the GTC’s”)

is incorporated herein and shall apply to the Facilities and their respective utilisations.

2.4.	Utilisation of the Facilities may be also subject to the Borrower being required to conclude further agreement(s) and/or document(s) (“Transaction Annexure/s”).

2.5.	Each of the parties to this Facility Letter, RMB (in its capacity as Original Lender under the Facilities Agreement) agree that this Facility Letter (and the GTC's and Transaction Annexures incorporated herein) is with effect from the Signature Date (as defined in the Facilities Agreement) a Finance Document, as defined in the Facilities Agreement.

2.6.	This Facility Letter (and the GTC's and Transaction Annexures incorporated herein) and the rights and obligations of the parties shall in all respects be read with the terms and conditions of the Facilities Agreement.

2.7.	Any inconsistency between the provisions of this Facility Letter, the Facilities Agreement, the GTC’s and/or a Transaction Annexure will be resolved by applying the following (descending) order of preference:

2.7.1.	a/the Transaction Annexure/s;

2.7.2.	the Facilities Agreement (and the Finance Documents as defined therein);

2.7.3.	this Facility Letter; and

2.7.4.	the GTC’s.

2.8.	In amplification of the above, subject to what is stated in this clause where any definition, representation, warranty or undertaking is reflected or given in more than one of the above documents in respect of substantially the same matter, the definition, representation, warranty or undertaking reflected or given in a particular document will apply to the exclusion of (and not co-extensively with) the corresponding definition, representation, warranty or undertaking given in any document below it in the order of preference stated above. For so long as the Facilities Agreement remains in place, the provisions of Clauses 4 (Security and Set-off), 9 (Warranties), 10 (Undertakings), 13 (Change in Control) and 14.1 and 14.2 (Events of Default) of the GTC's shall not apply and any reference to an "Event of Default" or a "Default" in the GTC's or this Facility Letter shall be a reference to an "Event of Default" or a "Default", as applicable, as those terms are defined in the Facilities Agreement. The aforementioned provisions of the GTC's shall apply at any time following termination of the Facilities Agreement.

3.	COLLATERAL AND OTHER AGREEMENTS

3.1.	With effect from 02 April 2024, any obligation of the Borrower and or the Obligors to the Bank in terms of the Facility is secured by the Security Documents as described in the Facilities Agreement.

3.2.	In addition to the Security Documents, with effect from 02 April 2024 any obligation of the Borrower and or the Obligors to the Bank in terms of the Facility is secured by the Guarantee and Indemnity given by the Guarantors as set out in clause 20 of the Facilities Agreement.

3.3.	The Bank shall not be obliged to make the Facility or any part thereof available to the Borrower until it has received the signed originals of all required collateral and/or other agreements required by the Bank and any collateral requiring registration has been properly executed and registered.

4.	SPECIAL CONDITIONS

4.1.	Conditions Precedent

The granting of the Facility is subject to the fulfilment of the following conditions precedent:

4.1.1.	the Inclusion of this Facility Letter as a Finance Document under the Facilities Agreement in accordance with clause 2.5 above;

4.1.2.	a satisfactory legal opinion from the Borrower’s counsel in respect of the authority and capacity of the Obligors’ to enter into the Finance Documents;

4.1.3.	the Borrower delivering to the Bank copies of resolutions by the Borrower’s board of directors and shareholders resolving that the Borrower concludes this Facility Letter, approving the terms and conditions of the Facility Letter and appointing a named person to execute this Facility Letter on behalf of the Borrower;

4.1.4.	delivery by the Borrower to the Bank of a fully executed copy of this Facility Letter and the GTC’s to the satisfaction of the Bank;

4.1.5.	the Borrower delivering to the Bank certified copies of constitutional documents and any documentation or other evidence which is requested by the Bank for purposes of any “know your customer” requirements;

4.1.6.	all required regulatory and statutory approvals which is satisfactory to the Bank, if any, has been received;

4.1.7.	delivery by the Borrower of a compliance certificate prior to the first advance confirming: (i) all of the representations and warranties are correct in all respects; (ii) no material adverse event has occurred; and (iii) no Event of Default has occurred, is continuing or is being expected to occur.

5.	PRICING AND FEES

5.1.	Pricing (including applicable interest rates, commitment fees and other pricing) will be in accordance with the Bank's usual fees in force from time to time, save to the extent that the Bank and the Borrower have agreed otherwise in terms of a written pricing schedule or agreement.

5.2.	The pricing on the Short Term Direct Facility will be as set out below, but subject to the Bank’s annual pricing review:

Interest Rate:        Prime Rate minus 0.75% (zero point seventy five percent) per annum.

Interest shall be calculated on the daily outstanding balance, compounded monthly in arrears and repaid quarterly.

Where Prime Rate means the interest rate from time to time published by the Bank as being its prime overdraft rate, calculated on a 365 (three hundred and sixty-five) day year irrespective of whether the applicable year is a leap year, as certified by any manager of the Bank, whose appointment and designation need not be proven.

Commitment Fees

The Bank shall be entitled to charge a commitment fee on the average monthly unutilised portion of the Short Term Direct Facility provided for in clause 1.1 above at a rate of:

·	85bps (eight basis points) per annum if utilisation of the Short Term Direct Facility is between 0% (zero percent) to and including 40% (forty percent);

·	65bps (sixty basis points) per annum if utilisation of the Short Term Direct Facility is more than 40% (forty percent) to and including 80% (eighty percent); and

·	45bps (forty basis points) per annum if utilisation of the Short Term Direct Facility is more than 80% (eight percent),

of the amount available under the Short Term Direct Facility, or the rate advised to the Borrower from time to time (but on not less than 30 (thirty) days prior written notice).

The commitment fee as set out above shall be payable by the Borrower monthly in arrears and the Bank shall provide to the Borrower an invoice in respect thereof. The commitment fee shall be payable by the Borrower within 7 (seven) Business Days of receipt by the Borrower from the Bank of an invoice in respect thereof.

6.	ACCEPTANCE

Although the Bank intends to review the Facilities annually, the Bank may conduct the review at any time before or after the intended review date.

This Facility Letter, if accepted, will be in substitution of and not in addition to all previous Facility Letters provided to the Borrower.

Please acknowledge your agreement to the above by signing the two originals of this Facility Letter and initialling the GTC’s and returning one of each to us. You should retain the other duplicate original for yourself.

We thank you for your support and look forward to conducting business with you in future. Yours faithfully

For and behalf of: FirstRand Bank Limited acting through Rand Merchant Bank division.

/s/ Onke Mkiva	/s/ Blessings Magagane
Name: Onke Mkiva	Name: Blessings Magagane
Title: Sector Head	Title: Transactor
Who warrants their authority	Who warrants their authority

We hereby accept the offer on the terms and conditions set forth in this Facility Letter and the GTC referred to in 2 above.

Accepted at Boca Raton, FL this 15th day of March 2024.

For and on behalf of:	Mix Telematics Ltd (Reg. No. 1995/013858/06).

Paul Dell
Full name of duly authorised signatory	Full name of duly authorised signatory

Chief Financial Officer
Capacity / Office	Capacity / Office

/s/ Paul Dell
Signature (who warrants his/her authority)	Signature (who warrants his/her authority)

GENERAL TERMS AND CONDITIONS
APPLICABLE TO THE FACILITY LETTER

VERSION: GTC0118S

entered into between

FIRSTRAND BANK LIMITED

and

THE BORROWER

Version date: February 2023

Table of contents

1.	DEFINITIONS AND INTERPRETATION	1

2.	UTILISATION OF THE FACILITY	5

3.	REPAYMENT	7

4.	SECURITY AND SET-OFF	8

5.	CURRENCY EXCHANGE RISK	8

6.	JOINT AND SEVERAL LIABILITY	8

7.	NO DEDUCTIONS OR SET-OFF BY A BORROWER	8

8.	SINGLE BALANCE CASH MANAGEMENT SCHEME	8

9.	WARRANTIES	10

10.	UNDERTAKINGS	11

11.	CHANGE IN CIRCUMSTANCES	12

12.	CHANGES IN THE LAW OR PRACTICES	12

13.	CHANGE IN CONTROL	13

14.	EVENTS OF DEFAULT	13

15.	INTEREST ON EVENT OF DEFAULT	16

16.	CERTIFICATE OF INDEBTEDNESS	16

17.	NOTICE AND ADDRESSES FOR LEGAL PROCEEDINGS	16

18.	TELEPHONE RECORDINGS	17

19.	GOVERNING LAW	17

20.	JURISDICTION	17

21.	MISCELLANEOUS MATTERS	17

22.	CESSION OR ENCUMBRANCE	18

23.	ENVIRONMENTAL RESPONSIBILITY	18

24.	ANTI SLAVERY COMMITMENT	18

25.	COSTS	19

26.	DISCLOSURES	19

GENERAL TERMS AND CONDITIONS APPLICABLE TO THE FACILITY LETTER

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless the context otherwise indicates, the following words and phrases shall have the following meanings in these GTC’s, the Facility Letter, Transaction Annexure and any other document that is applicable to the terms and conditions of the Facility:

1.1.1
“Acting in Concert” means acting in pursuance of an agreement, an arrangement or understanding (whether formal or informal) between two or more persons to which they are or any of them cooperate for the purposes of entering into a transaction as contemplated in the definition of Change in Control;

1.1.2
“Authorisation” includes any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with any Authority, and all corporate, creditors and shareholders approvals or consents;

1.1.3
“Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial or government owned body, department, instrumentality, agency, public or regulatory authority, corporation, commission, court, tribunal or person having jurisdiction under the laws of the Republic of South Africa, whether or not government owned or controlled and howsoever constituted or called;

1.1.4
“Bank” means FirstRand Bank Limited (Registration No. 1929/001225/06), and includes any of its wholly owned subsidiaries and divisions through which it may act and/or which may make any part of the Facility available to a Borrower;

1.1.5	“Banks Act” means the Banks Act, No.94 of 1990;

1.1.6	“Borrower” means each Borrower identified in the Facility Letter, as amended from time to time, and which has bound itself to the terms thereof and hereof;

1.1.7	“Business Day” means a day other than a Saturday, Sunday or public holiday in the Republic of South Africa;

1.1.8
“Change in Control” means entering into any transaction (irrespective of whether conditional, an option or otherwise) including a transaction which forms part of a series of transactions or a scheme, whatever form it may take, which-

1.1.8.1	taking into account any Securities held before such transaction or scheme, has or will have the effect of vesting Control of a Borrower in any person, or two or more persons Acting in Concert, in whom Control did not vest prior to such transaction or scheme; or

1.1.8.2	is a disposal in terms of section 112 of the Companies Act;

1.1.9	“Companies Act” means the Companies Act No. 71 of 2008;

1.1.10	“Constitutional Documents” means a company’s memorandum of incorporation, share register, rules, directors details and the various relevant company documents and company secretarial forms;

1.1.11
“Control” means a holding or aggregate holdings of Securities in a Borrower (whether held directly or indirectly) entitling the holder thereof to exercise, or cause to be exercised, 50% (fifty percent) or more of the voting rights at meetings of that Borrower. For the purposes hereof, a Security which is convertible into a Security with voting rights shall be deemed to confer those voting rights which it would confer after conversion;

1.1.12
“Demand Deposit Account” means a bank account held by a Borrower at the Bank which is (i) denominated in South African Rands, and (ii) reflects a debit or credit balance that is at all times immediately repayable by the debtor to the creditor on demand, and (iii) is denoted as such in the Facility Letter or the Bank’s documentation;

1.1.13
“Derivative Transaction” means any derivative transaction including but not limited to a swap transaction, an interest rate swap transaction, a basis swap, a forward rate transaction, a commodity swap, a commodity option, an equity or equity index swap, an equity or equity index option, a bond option, an interest rate option, a sell/buy back transaction, a repurchase transaction, a foreign exchange transaction, a cap transaction, a floor transaction, a collar transaction, a currency swap transaction, a cross currency rate swap transaction, a currency option, any other similar transaction or combination of these transactions;

1.1.14	“Event of Default” means an event of default as set out in clause 14;

1.1.15	“Facility” means the loan and/or credit facility set out in the Facility Letter;

1.1.16	“Facility Letter” means the latest Facility Letter signed by a Borrower and any amendment or addendum thereto from time to time;

1.1.17	“Facility Limit” means the maximum amount to which a Borrower may utilise the Facility or any specified portion thereof, as the case may be, as stipulated in the Facility Letter;

1.1.18
“Facility Terms and Conditions” means the terms and conditions applicable to the Facility from time to time, being contained in the Facility Letter, these GTC’s and any applicable Transaction Annexure;

1.1.19
“FEC Terms” means the Foreign Exchange Terms of the Bank, from time to time, being the general terms and conditions of contract relating to foreign currency transactions, which, on request, are available from the Bank;

1.1.20	“Financial Ratios” means the financial ratio’s set out in the Facility Letter, if any;

1.1.21	“General Banking Products” means the banking products listed under the Short- Term Direct Facility as set out in clause 2.3 hereof;

1.1.22	“the GTC’s” means the General Terms and Conditions contained herein;

1.1.23	“Insolvency Act” means the Insolvency Act, No 24 of 1936;

1.1.24
“Long-Term” means a Facility or product with a term of not less than 12 (twelve) months, and/or to which the Bank’s exposure is not less than 12 (twelve) months, and/or which is terminable by the Bank on not less than 12 (twelve) months’ notice;

1.1.25
“Material Adverse Effect” means, in the reasonable opinion of the Bank, an event, circumstance or matter or combination of events, circumstances or matters that has or may have a material and adverse effect on:

1.1.25.1	the ability of any Obligor to perform any or all of its obligations under the Facility Terms and Conditions and/or the security documents (as the case may be); and/or

1.1.25.2	the business, financial condition or assets of any Obligor, as a result of which it will be unable to comply with its obligations in terms of the Facility Terms and Conditions and/or the relevant security documents (as the case may be); and/or

1.1.25.3	the validity and enforceability of the Facility Terms and Conditions and/or a security document executed by a Security Provider;

1.1.26	“Obligor” means each Borrower and/or each Security Provider;

1.1.27
“Outstanding Balance” means all amounts owing to the Bank in terms of the Facility and includes but is not limited to, capital, any amount equal to the face value of bills accepted or discounted by the Bank and which have not yet matured, the value of promissory notes issued by a Borrower, and all interests and costs;

1.1.28	“Party” means the Bank and each Borrower, and their successors-in-title and permitted assigns and “Parties” shall mean more than one such Party;

1.1.29
“Pre-settlement Transactions” means all transactions between the Bank and a Borrower which will be settled at a future date, which include amongst others, forward exchange contracts and Derivative Transactions;

1.1.30
“Prime Rate” means the interest rate from time to time published by the Bank as being its prime overdraft rate, calculated on a 365 (three hundred and sixty five) day year irrespective of whether the applicable year is a leap year, as certified by any manager of the Bank, whose appointment and designation need not be proven;

1.1.31	“Reserve Bank” means the South African Reserve Bank (or its successor body);

1.1.32	“Roll-up Procedure” means the roll-up procedure described in clause 2.7;

1.1.33	"Sanctioned Entity" means –

1.1.33.1	a person, country or territory which is listed on a Sanctions List or is subject to Sanctions;

1.1.33.2	a person which is ordinarily resident in a country or territory which is listed on a Sanctions List or is subject to Sanctions;

1.1.34	"Sanctioned Transaction" means the use of the proceeds of the Facility for the purpose of financing or providing any credit, directly or indirectly, to –

1.1.34.1	a Sanctioned Entity; or

1.1.34.2	any other person or entity, if a member of the Group has actual knowledge that the person or entity proposes to use the proceeds of the financing or credit for the purpose of financing or providing any credit, directly or indirectly, to a Sanctioned Entity,

1.1.34.3	in each case to the extent that to do so is prohibited by, or would cause any breach of, Sanctions, if conducted by a person subject to the authority of a Sanctions Authority;

1.1.35	"Sanctions" means trade, economic or financial sanctions, laws, regulations, embargoes or restrictive measures imposed, administered or enforced from time to time by any Sanctions Authority;

1.1.36	"Sanctions Authority" means –

1.1.36.1	the United Nations;

1.1.36.2	the European Union;

1.1.36.3	the Council of Europe (founded under the Treaty of London, 1946);

1.1.36.4	the government of the United States of America;

1.1.36.5	the government of the United Kingdom;

1.1.36.6	the Republic of France;

1.1.36.7	the Commonwealth of Australia;

1.1.36.8	the government of Switzerland,

1.1.36.9	and any of their governmental authorities charged with the imposition, administration and/or enforcement of Sanctions, including, without limitation, the Office of Foreign Assets Control for the US Department of Treasury (OFAC), the US Department of Commerce, the US State Department or the US Department of the Treasury, Her Majesty's Treasury (HMT) and the French Ministry of Finance (MINEFI);

1.1.37	"Sanctions List" means –

1.1.37.1	the Specially Designated Nationals and Blocked Persons List maintained and published by OFAC;

1.1.37.2	the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained and published by HMT; and

1.1.37.3	any similar list maintained and published, or a public announcement of a Sanctions designation made, by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time;

1.1.38
“Securities” means any shares in the capital of a Borrower and includes stock and debentures convertible into shares and any rights or interests in the Borrower or in respect of such shares, stock or debentures and includes “securities” as defined in the Financial Markets Act No. 19 of 2012;

1.1.39
“Security Provider” means any person that provides security in favour of the Bank for the obligations of any Borrower and/or another Security Provider arising from or in relation to the Facility and the Facility Terms and Conditions and any security document (as the case may be) including but not limited to mortgages, notarial bonds, pledges, cessions, suretyships and/or demand guarantees;

1.1.40
“Short-Term” when used to describe a Facility or product means a Facility or product with a term of less than 12 (twelve) months, and/or the Bank’s exposure is less than 12 (twelve) months, and/or which is terminable by the Bank on less than 12 (twelve) months’ notice, and/or which is repayable on demand;

1.1.41
“Transaction Annexure” means such further and/or other agreement(s) required by the Bank to be entered into by a Borrower detailing the manner and/or terms and conditions of the form and/or manner of utilisation of the Facility or part thereof.

1.2	The headings of the paragraphs in the Facility Letter and the clauses in these GTC’s and any Transaction Annexure applicable to the Facility are for the purpose of convenience only and shall not be used in the interpretation of, modify or amplify the terms on which the Facility is made available.

1.3	Unless the context otherwise requires, words and phrases defined in the Facility Letter will have the same meanings in these GTC’s and any Transaction Annexure and vice versa.

1.4	When any number of days is prescribed, that number shall be calculated by excluding the first day and including the last day.

1.5	Where figures are referred to in numbers and in words, if there is any conflict between the two, the words shall prevail.

1.6	Unless the context otherwise requires, any reference herein to an enactment refers to that enactment as at the date of on which these GTC’s become applicable, as well as to its amendments or re-enactments from time to time in the future.

1.7	If a payment in terms of the Facility falls due on a day which is not a Business Day, then such payment together with further interest thereon shall be made on the next Business Day.

1.8
Unless inconsistent with the context, an expression which denotes one gender includes the other gender, a natural person includes a juristic person and vice versa and the singular shall include the plural and vice versa.

1.9	Any reference to "days" will be construed as calendar days unless referred to as "Business Days", in which instance they will bear the meaning ascribed to them above.

1.10	Any reference to the “discretion” of the Bank shall be to the Bank’s sole, absolute and unfettered discretion.

1.11
Any reference to “law” shall be construed as any law (including common or customary law), statute, constitution, treaty, regulation, directive, by-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court.

1.12	Any reference to “person” shall be construed as including a reference to a natural person, an artificial person, association of persons (whether incorporated or not) and a trust.

1.13	Unless the contrary appears, any calculation of interest shall be done on a NACM basis (nominal, annual and compounded monthly in arrears).

1.14	No provision in these GTC’s, the Facility Letter or a Transaction Annexure or other documents in connection with the Facility will be construed against or interpreted to the disadvantage of the Bank by reason of the Bank having or being deemed to have structured, drafted or introduced such provision.

1.15	No provision of these GTC’s constitutes a stipulation for the benefit of any person who is not a Party to the Facility Terms and Conditions.

2.	UTILISATION OF THE FACILITY

2.1	All Forms of Utilisation are subject to Availability

Each of the different forms of utilisation of the Facility is subject to the Bank having available products and/or funds to provide the form of utilisation in question.

2.2	Method of Utilisation

The Borrower shall utilise the Facility subject to the restrictions and limitations contained in the Facility Letter, the GTC and/or applicable Transaction Annexure/s.

2.3	Short-term Direct Facility

2.3.1	This Facility may be utilised by way of overdrafts, corporate term loans, bankers acceptances (also known as acceptance credits), promissory notes, offshore finance, call loans, letters of credit, guarantees, forward exchange contracts, and/or such other products as the Bank in its discretion and from time to time may allow a Borrower to utilise.

2.3.2	If this Facility is utilised by way of Short-Term guarantees the provisions of clause 2.4 shall apply to such utilisation.

2.3.3	If this Facility is utilised by way of forward exchange contracts the provisions of clause 2.5 that deal with Short-Term Pre-settlement Transactions will apply to such utilisation.

2.4	Long and Short-term Contingent Facility

2.4.1	Long-Term guarantees and/or standby letters of credit are to be in a form acceptable to the Bank and the expiry date will be as specified in the Facility Letter.

2.4.2	Short-Term guarantees and/or standby letters of credit are to be in a form acceptable to the Bank and have expiry dates not exceeding 12 (twelve) months from date of issue or provide for notice of cancellation by the Bank with notice periods of not more than 3 (three) months, unless the Bank in its discretion agrees otherwise.

2.4.3	Guarantees and/or standby letters of credit may at the discretion of the Bank be issued for the obligations of a Borrower or, on a Borrower’s instructions, for the obligations of any other entity.

2.4.4	The Bank may at any time at its discretion, require that a Borrower immediately place and cede as security cash collateral with and to the Bank for an amount equal to the Bank’s exposure to any guarantee and/or standby letter of credit.

2.5	Long and Short-term Pre-settlement Facility

2.5.1	Utilisation of these Facilities by way of Pre-settlement Transactions will be at the discretion of the Bank.

2.5.2	Long-term Pre-Settlement Transactions will be for more than 12 (twelve) months from date of transaction or issue, but may not exceed the time period specified by the Bank.

2.5.3	Short-term Pre-settlement Transactions may not exceed 12 (twelve) months from date of transaction or issue unless the Bank agrees otherwise, at its discretion.

2.5.4	All Pre-settlement Transactions, regardless of the term, must be in a form and substance acceptable to the Bank, in its discretion.

2.5.5	The Facility limit is expressed as a margined amount, being the maximum exposure given the Bank’s credit risk factors as applied to the aggregate of each Pre-settlement Transaction. The effect of this is that a limit is placed on the notional value of Pre- settlement Transactions that may be outstanding at any one time. It is recorded that the aforesaid margined amount is calculated by taking into account the Bank’s credit risk factors as applied to Pre-settlement Transactions of this nature and term(s). As transactions are entered into, the Bank will advise of the utilisation level under the limit in terms of the credit risk factors.

2.5.6
However, irrespective of whether the notional value of the Pre-settlement Transactions entered into are within the aforesaid margined Facility limit, the level of the Bank’s exposure under this facility will be calculated daily by valuing all outstanding Pre- settlement Transactions on a mark to market basis, and an amount (“the add-on factor”) will be added to such mark to market valuation to cater for future volatility in the market. The add-on factor has been calculated by taking into account the Bank’s credit risk factors and the Bank reserves the right to decrease or increase the add-on factor as and when required by market conditions.

2.5.7	Notwithstanding the provisions of clause 2.3 of the Facility Letter and unless a Transaction Annexe expressly provides to the contrary, the Bank may at any time at its discretion, require that a Borrower immediately place and cede as security cash collateral with and to the Bank for an amount equal to the Bank’s exposure to any Pre- Settlement Transaction.

2.5.8	To the extent that a Borrower utilises this Facility for the purposes of foreign currency transactions, such foreign currency transactions shall be subject to the FEC Terms.

2.6	Settlement Facility

2.6.1	This Facility caters for the same day settlement by a Borrower of obligations incurred by that Borrower to the Bank. Outstanding obligations may not at any time exceed the Facility Limit and all outstanding obligations must be settled on the same day as they were incurred, failing which they will immediately become due and payable and the Bank may refuse a Borrower further utilisation of the Facility until the overdue amount has been paid.

2.6.2	This Facility may be utilised for the purposes of the settlement of Pre-settlement Transactions and/or the Bank’s electronic settlement products.

2.7	Roll-up Procedure

2.7.1
If a Borrower requires utilisation of a certain type of Facility and there is no availability under that type of Facility or no such Facility has been made available by the Bank in terms of the Facility Letter, the Bank may allow a Borrower, at the Bank’s discretion, to utilise such Facility where there is availability under a Facility which is of the same or longer tenure and of the same or higher risk band (“the Roll-up Procedure”). The risk band ranking (in ascending order of risk) is: Pre-Settlement, Contingent, Direct (asset based finance facilities are excluded). The Bank may from time to time in its discretion, vary the ranking.

2.7.2	Use of the Roll-up Procedure will reduce the amount available for utilisation under the Facility into which it has been rolled up, for the period during which such latter Facility is utilised.

2.8	Excess Utilisation

2.8.1	A Borrower may not utilise the Facility or any part thereof beyond the applicable Facility Limits without the Bank’s prior written consent, which consent will be in the Bank’s discretion to allow or refuse.

2.8.2	Any utilisation of the Facility or any part thereof beyond the applicable Facility Limits without the Bank’s prior written consent shall be immediately due, owing and payable to the Bank and must be immediately repaid or rectified to the satisfaction of the Bank by a Borrower, regardless of the reasons therefor (and whether or not such payment or utilisation arose by reason of any act or omission of the Bank).

2.9	Exchange Control

The Facility and any utilisation thereof is subject to the Exchange Control regulations in force from time to time in the Republic of South Africa and the requirements and directions of the Reserve Bank.

3.	REPAYMENT

3.1	Unless otherwise expressly agreed in writing, where a Facility is a demand facility, the Bank may at any time, by way of written notice:

3.1.1	demand immediate repayment and/or performance by the Borrower of all amounts and/or all obligations owing to the Bank under the Facility; and/or

3.1.2	immediately terminate the Facility;

and in any such event the Borrower shall be obliged to immediately repay all amounts owing under the Facility and/or to immediately perform all of all its obligations under the Facility, as the case may be.

3.2	Notwithstanding clause 3.1, the Bank may in its discretion require repayment or performance by the Borrower of its obligations or termination of the Facility at such later date as may appear in the notice.

3.3	All payments and/or monies received by the Bank shall be appropriated firstly in settlement of the Bank’s costs and fees, thereafter to arrear or penalty interest (if any), thereafter to interest, and thereafter the balance (if any) to the principal debt due and/or owing to the Bank, provided that the longest outstanding principal debt due and/or owing shall be settled first.

3.4	The Bank shall have the right to debit to an account at the Bank in the name of any Borrower any costs and fees for which a Borrower is liable and all amounts paid by the Bank for and on behalf of a Borrower pursuant to the provision of the Facility, as well as any interest (including penalty interest) accruing on the Facility, in terms of the Facility Terms and Conditions.

4.	SECURITY AND SET-OFF

4.1	All collateral given by a Borrower for its obligations and/or indebtedness to the Bank and/or the Bank acting through any of its divisions (including without limitation First National Bank, Wesbank, Rand Merchant Bank, FirstCard and/or the Property Financing Division/s), will apply and/or may be applied by the Bank (acting through any of its divisions) to any indebtedness of any Borrower (whether current or future), to the Bank as a whole (and including without limitation the Bank acting through any of its divisions).

4.2	Any credit balances or deposits held by the Bank or the Bank acting through any of its divisions (including without limitation, First National Bank, Wesbank, Rand Merchant Bank, FirstCard and/or the Property Financing Division/s) for and on behalf of any Borrower, may be appropriated by the Bank and/or any of its divisions against any indebtedness by any Borrower to the Bank or any of its other divisions, as the case may be, whether such indebtedness is due and payable or not.

5.	CURRENCY EXCHANGE RISK

The Borrower will bear the risk of any currency exchange fluctuations.

6.	JOINT AND SEVERAL LIABILITY

Such Borrowers as are entitled to utilise a Facility shall be jointly and severally liable for their obligation to the Bank under such Facility.

7.	NO DEDUCTIONS OR SET-OFF BY A BORROWER

7.1	All payments due to the Bank shall be made free of and without deduction of:

7.1.1	any taxes, levies, imposts, duties, charges, fees or any other deduction or withholding of any nature whatsoever, whether applicable now or hereafter;

7.1.2	any exchange commissions or bank charges; and

7.1.3	any other amount of any nature whatsoever.

7.2	If any withholding or deduction as contemplated in clause 7.1 is made or occurs, the Borrower shall increase the amount paid to the Bank to ensure that, after the making of the required deduction or withholding the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a sum equal to the sum which it would have received and retained had no such deduction or withholding been made or required to be made.

7.3	If the Bank is obliged to pay any withholding or other tax of any nature whatsoever on any amount received from a Borrower (other than a tax on its overall net income), such withholding or other tax shall be for the account of that Borrower and shall be refunded or paid by the Borrower to the Bank on demand.

7.4	A Borrower shall not be entitled to set-off or deduct from any amount due and payable by it to the Bank, any amount due by the Bank to that Borrower or by any other Borrower.

8.	SINGLE BALANCE CASH MANAGEMENT SCHEME

8.1	As an overriding principle, when a Single Balance Cashman Scheme (as defined in this clause) is in operation, then at all times while it is in operation, the amount owing to the Bank by a Borrower or by the Bank to a Borrower, in respect of the Demand Deposit Accounts that are subject to the Single Balance Cashman Scheme, will be the net of the gross credit and debit balances recorded in those Demand Deposit Accounts, and the provisions of this clause 8 must be interpreted and applied accordingly.

8.2
While a Borrower utilises or participates in a single – or multiple legal entity full set-off cash management scheme, the Single Balance Cash Management Scheme (“the Single Balance Cashman Scheme”) will operate in respect of all Demand Deposit Accounts (except for those excluded by agreement by the Bank and that Borrower) (with the Demand Deposit Accounts in respect of which it is to operates being hereafter referred to as “Cashman DDA’s”), then:

8.2.1
notwithstanding anything to the contrary herein contained or previously agreed, on the commencement and for the duration of the Single Balance Cashman Scheme, the amount owing to the Bank by the Borrower or by the Bank to the Borrower at any point in time in respect of the Cashman DDA’s will be the net of the gross credit and debit balances recorded in the Cashman DDAs (such single balance being referred to herein as the “the Single Balance”);

8.2.2	any credits and/or debits arising and recorded in the Cashman DDA’s at any time shall be immediately due and payable without the necessity of any demand for payment being made, and shall be automatically set-off against, added to or deducted from the Single Balance, as the case may be, as and when they arise, thereby resulting in the Single Balance being owed by the Bank to the Borrower or the Borrower to the Bank, as the case may be;

8.2.3
the Bank will continue to maintain for each of the Cashman DDA’s a record of the individual debit and credit entries and balances from time to time (each an “Account Statement”) but all gross balances appearing on Cashman DDA Account Statements shall be for the convenience of the Borrower only and shall not represent a legal claim or liability between the Bank and the Borrower;

8.2.4	the Bank will also maintain a separate record, reflecting at least once daily of:

8.2.4.1	the net of the debit and credit transactions on each Cashman DDA; and

8.2.4.2
the Single Balance owing by the Borrower to the Bank or vice-versa in respect of the Cashman DDA’s, which Single Balance will be reflected in an account in the Borrower’s name in the Bank’s books of account designated for this purpose (“the Consolidated Cashman Account”);

8.2.5	a statement of the transactions on the Consolidated Cashman Account will be made available or provided to the Borrower at such intervals as may be agreed with the Borrower, or failing agreement, in accordance with the Bank’s then prevailing practice.

8.3	Interest earned by the Borrower or charged by the Bank shall be calculated daily on the Single Balance’s credit or debit balance, as the case may be, reflected in the Consolidated Cashman Account.

8.4	At all times, a debit balance on the Single Balance is immediately repayable by the Borrower to the Bank when demanded and a credit balance shall be immediately repayable by the Bank to the Borrower when demanded.

8.5	The Borrower acknowledges that the use of multiple Cashman DDA’s and the recordal of the gross balances on the Account Statements of such Cashman DDA’s is for the Borrower’s convenience only and such gross balances do not represent legal claims or liabilities between the Bank and the Borrower. The legal liability of the Bank to the Borrower or vice versa is reflected at all times by the Single Balance.

8.6	A Cashman DDA shall cease to form part of the Single Balance Cashman Scheme or the Single Balance Cashman Scheme shall cease to operate, only with the written consent of the Bank, or if the Bank gives written notice to the Borrower to this effect. In such event, on the date on which the Cashman DDA in question ceases to form part of the Single Balance Cashman Scheme, the following shall occur simultaneously:

8.6.1	the debit or credit balance reflected on the relevant Account Statement of the Cashman DDA shall represent a legal claim by the Bank against the Borrower or vice-versa, as the case may be;

8.6.2	the Single Balance shall be increased or decreased by the amount of such gross debit or credit balance, as the case may be; and

8.6.3	the Cashman DDA shall become a Demand Deposit Account no longer subject to the provisions of the Single Balance Cashman Scheme and this clause 8.

8.7	The Single Balance may only be in debit pursuant to an agreement between a Borrower and the Bank providing for such credit facility and subject to such terms and conditions as the Bank may agree.

9.	WARRANTIES

9.1	The Borrower warrants to the Bank that:

9.1.1	it is a company duly registered and existing under the laws of the Republic of South Africa;

9.1.2
it is a juristic person (as defined in the National Credit Act, 34 of 2005 (“NCA”)) and its asset value or annual turnover, together with the combined asset value or annual turnover of all of its related juristic persons (as defined in the NCA) is equal to or exceeds R1,000,000 (one million Rand) or such other amount as may be specified for the purposes of S7(1)(a) of the NCA;

9.1.3	it has full power and capacity to enter into and perform its obligations in terms of the Facility Terms and Conditions and any collateral given thereunder, that same is not done in contravention of its Constitutional Documents and that it has taken all necessary corporate and other actions to authorise the borrowings thereunder and the entering into of the Facility Terms and Conditions and the giving of any collateral thereunder;

9.1.4	the Facility Terms and Conditions constitute valid obligations enforceable in respect of the Borrowers in accordance with their terms;

9.1.5	any Authorisation which is required to be done, fulfilled, obtained and/or performed in order to enable the Borrower to lawfully enter into, perform and/or comply with its obligations in the Facility Terms and Conditions and provide any collateral given or to be given thereunder, has been or, by the relevant time, will have been done, fulfilled, obtained and/or performed and is, or by the relevant time, will be, in full force and effect, and the Borrower is not aware of any steps having been taken to revoke or cancel or limit the scope of any such Authorisation done, fulfilled, obtained and/or performed;

9.1.6	it is not aware of any Authorisation not yet done, fulfilled, obtained and performed that may be required to be done, fulfilled, obtained and/or performed;

9.1.7	no litigation, arbitration or administrative proceeding is presently in progress or, to the knowledge of Borrowers pending or threatened against the Borrowers, or any of the Borrowers’ assets, and which may have a Materially Adverse Effect on the financial position of Borrowers or any of them;

9.1.8	it is not a party to any agreement which it has not disclosed to the Bank, which would, or is likely to have, a Materially Adverse Effect on its financial position and/or its ability to perform its obligations under the Facility Terms and Conditions and any collateral given;

9.1.9	it has good title to all its assets which are reflected in its latest financial statements (audited or otherwise) and any existing encumbrances on the assets have been disclosed in writing to the Bank;

9.1.10	it has no liabilities, present or contingent, including, without limitation, liabilities for taxes or material forward or long term commitments, which are not disclosed or provided for in its latest financial statements (audited or otherwise) which have been provided to the Bank;

9.1.11	since applying for the Facility there has been no material adverse change in the financial or other condition of the Borrower;

9.1.12	it is not financially distressed within the meaning of the Companies Act and nor is it likely to be financial distressed in the foreseeable future;

9.1.13	no Event of Default has occurred;

9.1.14	the latest accounts (audited or otherwise) of each Borrower which have been delivered to the Bank, fairly represent the financial position of the Borrowers, and their consolidated financial position, if applicable;

9.1.15	all of the information supplied by the Borrower to the Bank in connection with the Facility Terms and Conditions is true, complete and accurate in all respects;

9.1.16	the Borrower is not aware of any facts or circumstances that have not been disclosed to the Bank and which might, if disclosed, adversely affect the decision of the Bank when considering whether or not to provide finance to the Borrower; and

9.1.17	each of the warranties in this clause 9 is true, accurate and correct in all respects.

9.2	Each of the warranties given by each Borrower in terms of clause 9.1 shall:

9.2.1	prima facie be deemed to be a representation of fact inducing the Bank to enter into and provide the Facility;

9.2.2	be presumed to be material unless the contrary is proved;

9.2.3	insofar as any of the warranties is promissory or relates to a future event, be deemed to have been given as at the due date for fulfilment of the promise or for the happening of the event, as the case may be; and

9.2.4	be a separate warranty and in no way be limited or restricted by reference to or inference from the terms of any other warranty.

9.3	The Bank is entering into and providing the Facility relying upon the warranties given by each Borrower.

10.	UNDERTAKINGS

The Borrower undertakes:

10.1	to furnish the Bank on request with true copies of such of its public documents as may be requested by the Bank, and which will include, but are not limited to the Constitutional Documents of the Borrower;

10.2	to furnish the Bank on request with all such information in respect of its financial position and performance as the Bank may from time to time require (including but not limited to management accounts prepared on a consolidated basis);

10.3	to prepare and cause to be certified by its auditors, audited annual financial statements of the Borrower (consolidated to the extent applicable or required by the Bank) and to furnish such financial statements to the Bank within 120 (one hundred and twenty) days after its financial year end or on written request by the Bank from time to time, which financial statements shall be prepared in accordance with International Financial Reporting Standards as issued by the Board of the International Accounting Standards Committee from time to time, and shall contain such information as is necessary to enable the Bank to calculate the Financial Ratios where applicable;

10.4	that the Borrower shall not create or permit to exist any security or preference (other than one created by operation of law) within the meaning of the Insolvency Act, for any indebtedness or contingent indebtedness of the Borrowers and shall not provide any form of collateral or security to any third party without the Bank’s prior written consent and then only subject to such terms and conditions as the Bank may specify;

10.5	that the Borrower shall not, other than in the ordinary course of business, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer or otherwise dispose of any material assets or the whole or the substantial part of its assets or the whole or the substantial part of its undertaking, without the prior written consent of the Bank;

10.6	that the Borrower will not reduce its share capital in terms of section 48 of the Companies Act, without the prior written consent of the Bank;

10.7	to timeously comply with or perform all of its obligations under the Companies Act

11.	CHANGE IN CIRCUMSTANCES

11.1	The Borrower acknowledges that:

11.1.1	the Bank is providing the Facility based on the law applicable to, and the financial position and circumstances of, each Obligor at the time of the grant of the Facility as well as the industry and environment within which it/they operate at that time; and

11.1.2	a change in the law, financial position, circumstances and/or the industry or environment within which they operate may have the effect of altering the basis upon which the Facility was or is given and secured.

11.2	If an event or circumstance or series of events or circumstances occurs (including without limitation a change in law or financial position) which has or may have a Material Adverse Effect, the Bank may, by giving written notice to a Borrower, change the terms of the Facility with that Borrower.

11.3	If the Borrower does not accept the new terms on which the Bank is prepared to make the Facility available, or to continue to make the Facility available, within the period advised by the Bank to the Borrower in its written notice in clause 11.2, all amounts owing by the Borrower to the Bank under the Facility will, without further notice, immediately become due and payable and the Borrower will be obliged to immediately effect payment of such outstanding amounts to the Bank.

12.	CHANGES IN THE LAW OR PRACTICES

If:

12.1	there is any change in any law or the interpretation, application or administration thereof, or departmental practice by any Authority, whether in the Republic of South Africa or elsewhere, and in particular, without limitation, any change in the Income Tax Act No. 58 of 1962, or the Banks Act or the Companies Act or any regulations made in terms thereof; or

12.2	there is any change in banking practice as it affects or is applied to or by the Bank; or

12.3	the Bank is required or requested by any statutory, monetary or other Authority to pay any taxes other than normal tax on the Bank’s income, levies or other amounts whatsoever or to increase or maintain special deposits or reserve assets, capital assets, liquid assets and cash reserves, in addition to those currently paid, maintained or reserved; or

12.4	any other event occurs which is beyond the reasonable control of the Bank;

with the result that the cost to the Bank of maintaining or funding the Facility is increased or the amounts received or receivable by the Bank in terms of the Facility Terms and Conditions are reduced, whether directly or indirectly, then the Bank shall:

12.5	in the case of the unutilised part of the Facility, be entitled to require the Borrower to pay on demand a fee, to cover such increased cost to the Bank of making the unutilised part of the Facility available; and/or

12.6	in the case of any portion of the Facility already utilised, determine the amount payable by the Borrower to place the Bank in the same financial position it would have been in, if the change or event referred to above had not occurred, and such amount shall be payable on demand; and

subject to payment of any costs or losses which the Bank may incur as a result of early repayment, the Borrower shall be entitled to repay any amounts owed to the Bank, or to cancel any unutilised portion of the Facility by giving the Bank written notice thereof or subject to the approval of the Bank and of the exchange control department of the Reserve Bank, be entitled to refinance the repayment of the relevant amount of any loan not denominated in Rand by means of a loan from the Bank denominated in Rand.

13.	CHANGE IN CONTROL

The Borrower must advise the Bank in writing of any Change in Control of that Borrower at least 30 (thirty) days before the Change in Control occurs, provided that, where the specific circumstances surrounding the Change in Control are such that compliance with the aforementioned notification will cause the Borrower in question to breach the provisions of the Financial Markets Act No. 19 of 2012, the Companies Act, the rules or listings requirements of the JSE Limited or any other law then in force in the Republic of South Africa, the Borrower shall provide the Bank with written notice as soon as such notice is or becomes legally allowed or allowable, and which notice shall in any event not be later than any notice given to its shareholders or those of the Borrower concerned. In the event of a Change in Control, the Bank will be entitled, in the discretion of the Bank, to review and amend the terms and conditions of the Facility or to cancel the Facility in respect of any or all of the Borrowers. The Bank shall at all times treat any information given in terms of this clause 13 as confidential, save to the extent that such information is in or passes into the public domain.

14.	EVENTS OF DEFAULT

14.1	An Event of Default shall occur if:

14.1.1	any Borrower fails to make any payment/s required to be made under the Facility Terms and Conditions on the applicable due date; or

14.1.2	any Borrower fails to comply with any term of the Facility Terms and Conditions and fails to remedy that failure within 5 (five) Business Days after having been called upon to do so;

14.1.3	any Obligor does or omits to do anything which if done or omitted to be done by a natural person would be an act of insolvency as defined in the Insolvency Act;

14.1.4	any asset considered by the Bank to be a material asset of any Obligor is attached with a writ of execution and the applicable Obligor fails within 10 (ten) Business Days of such attachment to take the necessary steps to have such attachment set aside and thereafter to pursue such steps with due diligence to a successful conclusion;

14.1.5	any judgement be granted against any Obligor and the applicable Obligor fails within a period of 10 (ten) Business Days after the date of such judgement, to either satisfy such judgement or to take the necessary steps to appeal against or rescind such judgement and thereafter to pursue such appeal or rescission with due diligence to a successful conclusion;

14.1.6	any event or circumstance occurs, which has or is reasonably likely to have a Material Adverse Effect;

14.1.7	any Obligor is or is deemed, by any authority or legislation, to be unable, or admits inability to pay, its debts as they fall due, suspends making payments on any of its debts, or by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

14.1.8	any Obligor is or is deemed, by any authority or legislation, to be financially distressed, as defined in the Companies Act;

14.1.9	the value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities);

14.1.10	a moratorium is declared in respect of any indebtedness of any Obligor;

14.1.11	any corporate action, legal proceedings or other procedure or step is taken in relation to:

14.1.11.1	the suspension of payments, a moratorium of any indebtedness, liquidation, winding-up, dissolution, administration, judicial management, business rescue, reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or sequestration of any Obligor;

14.1.11.2	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

14.1.11.3	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, business rescue practitioner, trustee or other similar officer in respect of any Obligor or any of its assets; or

14.1.11.4	enforcement of any security over any assets of any Obligor, or any analogous procedure or step is taken in any jurisdiction;

14.1.12	a meeting is proposed or convened by the directors of any Obligor, a resolution is proposed or passed, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any Obligor or any analogous procedure or step is taken in any jurisdiction.

14.1.13	security is given to the Master of the High Court for an application to liquidate or sequestrate any Obligor;

14.1.14	any Obligor becomes unable to conduct its normal course of business for whatever reason;

14.1.15	any material indebtedness, obligation or loan, which constitutes an indebtedness of any Obligor become due and payable prior to its specified maturity by reason of default, or not be paid when due;

14.1.16	any warranty or representation made by any Obligor which was taken into consideration, and was materially relied upon by the Bank in offering the Facility or accepting the relevant collateral, be found to be untrue or incorrect in any material respect;

14.1.17	any Borrower utilises the Facility or any part thereof beyond an applicable Facility Limit without obtaining prior written approval from the Bank, which approval will be in the discretion of the Bank to allow or refuse; or

14.1.18	any Borrower makes the Facility or any part thereof available to any person other than a Borrower approved of by the Bank, without complying with the necessary prerequisites as set in the Facility Terms and Conditions; or

14.1.19	The Borrower and/or any Obligor:

14.1.19.1	are or become a Sanctioned Entity; or

14.1.19.2	contravene any Sanctions or are placed on any Sanctions List by any Sanctions Authority; or

14.1.19.3	participate in, facilitate, are or become the beneficiary of any Sanctioned Transaction; or

14.1.19.4	directly or indirectly use the proceeds of any Facility for any purpose which would breach the Prevention and Combatting of Corrupt Activities Act, 2004 or any Sanctions or any other similar legislation and/or regulations in other jurisdictions; or

14.1.19.5	participate in any manner in any transaction with a party listed on a Sanctions List; or

14.1.19.6	acts, directly or indirectly, to benefit any party against whom Sanctions have been established by a Sanctions Authority.

14.1.20	The Borrower’s credit rating is downgraded by more than two notches; or

14.1.21	it becomes illegal for the Bank to conduct business with the Borrower and/or any Obligor; or

14.1.22	The Borrower or any Obligor is involved in or associated with the severe exploitation of other people for personal or commercial gain (modern slavery).

14.2	If an event occurs that would constitute an Event of Default, but for the passage of time or the requirement that notice be given or both, the Bank shall be entitled to suspend utilisation of the Facility by any and/or all of the Borrowers.

14.3	If an Event of Default occur, the Bank shall, in addition to and without prejudice to any other rights it may have in law, be entitled to:

14.3.1	claim immediate repayment of the Outstanding Balance owing under the Facility, which Outstanding Balance shall become immediately due owing and payable; and/or

14.3.2	demand specific performance; and/or

14.3.3	cancel the Facility Terms and Conditions; and/or

14.3.4	cancel all or some of the transactions entered into pursuant to the Facility Terms and Conditions; and/or

14.3.5	claim damages; and/or

14.3.6	claim arrear interest in terms of clause 15; and/or

14.3.7	terminate all Derivative Transactions, determine a settlement amount in respect of each such terminated transaction and claim from or give credit to the Borrower an amount equal to the net of all such terminated transactions (such net amount being the net amount owing by the Bank to the Borrower or vice versa after set off of all amounts owed by either party to the other); and/or

14.3.8	require that a Borrower immediately place with and cede to the Bank as security, cash collateral in an amount equivalent to the Bank’s exposure under any existing guarantees and/or Pre-settlement Transactions; and/or

14.3.9	refuse to permit any further utilisation of the Facility or any part thereof; and/or

14.3.10	refuse to pay any amounts or to perform any obligations due to the Borrower until all amounts owed and all performances due by any Borrower to the Bank have been paid and/or are performed in full.

14.4	The Borrower acknowledges that if an Event of Default has occurred, the Bank may have to sell or purchase foreign currency or instruments which it was relying on a Borrower to deliver or acquire on due date. The Borrower accordingly accepts liability for and undertakes to pay to the Bank on demand, any shortfall that may arise if the Bank sells or purchases any foreign currency or instruments in the market at less than the amount payable by the Borrower or has to acquire such foreign currency or instruments for more than the amount that was payable to the Borrower.

15.	INTEREST ON EVENT OF DEFAULT

If an Event of Default occurs, the Bank shall be entitled to claim and charge additional interest on the full Outstanding Balance on the Facility at a rate equal to 3 (three) percentage points above the Prime Rate, calculated from the date of the Event of Default to the date of payment in full of the Outstanding Balance.

16.	CERTIFICATE OF INDEBTEDNESS

A certificate signed by any manager of the Bank (whose appointment, qualification or authority need not be proved) setting forth the amount of the indebtedness of the Borrower to the Bank shall, unless the contrary is proven, be prima facie proof of the amount which a Borrower named in the certificate owes to the Bank under the Facility.

17.	NOTICE AND ADDRESSES FOR LEGAL PROCEEDINGS

17.1	All notices to be given by a Borrower to the Bank or the Bank to a Borrower, as the case may be, shall be given in writing by prepaid registered post, telefax or delivered by hand during business hours to:

17.1.1	the Bank at its address in the Facility Letter; and

17.1.2	each Borrower at its registered address and/or its address in the Facility Letter.

17.2
Each Borrower may change its address in clause 17.1 to such other address in the Republic of South Africa, not being a post office box or poste restante, as the Borrower concerned may notify the Bank of in writing, which changed address shall only be applicable 21 (twenty-one) days after notification of such change has been received by the Bank.

17.3	Each Borrower chooses as its domicilium citandi et executandi (that is, the address at which all legal notices and process may validly be served) at the address referred to in clause 17.1.2.

17.4	Any notice given in terms of the Facility Terms and Conditions shall:

17.4.1	if delivered by hand, be deemed to have been duly received by the addressee on the date of delivery;

17.4.2	if posted by pre-paid registered post, be deemed to have been received by the addressee on the 8th (eighth) day following the date of such posting;

17.4.3	if transmitted by telefax, be deemed to have been received by the addressee on the Business Day following the date of dispatch with duly completed transmission receipt.

17.5	Notwithstanding anything to the contrary contained or implied in the Facility Terms and Conditions, a written notice or communication actually received by one of the Parties from the other, shall be adequate written notice or communication to such Party.

18.	TELEPHONE RECORDINGS

The Bank and the Borrower agree:

18.1	to the electronic recording of their telephone conversations with one another with respect to matters, transactions and/or potential transactions relating to, or which if entered into by the Parties will or are to be governed by, the Facility Terms and Conditions, with or without the use of an automatic tone warning device or other notice thereof;

18.2	to obtain any necessary consents from, and give notice to, its trading, marketing and other relevant personnel in respect of such recording;

18.3	that each Party will be deemed to have obtained any necessary consent from, and given notice to, its trading, marketing and other relevant personnel in respect of such recording;

18.4	that such recordings and transcripts can be used as evidence by either Party in any dispute between them and will be admissible as evidence in any court of competent jurisdiction for the purpose of establishing any matters pertinent to such matters, transactions, potential transaction or otherwise, relating to the Facility Terms and Conditions; and

18.5	that the Bank is not obliged to maintain copies of such recordings and transcripts for the benefit of any Obligor.

19.	GOVERNING LAW

This agreement shall be governed by and interpreted in accordance with the laws of the Republic of South Africa.

20.	JURISDICTION

The Bank shall be entitled to institute all or any proceedings against any Borrower in connection with the Facility in the High Court of the Republic of South Africa (South Gauteng High Court, Johannesburg) and each Borrower hereby consents and submits to the jurisdiction of that court.

21.	MISCELLANEOUS MATTERS

21.1	The Facility Terms and Conditions set out all the terms and conditions relating to the Facility, and no variation of or amendment to such terms and conditions shall be of any force or effect unless reduced to writing and signed by and on behalf of the Bank by a duly authorised official and the Borrower, as the case may be.

21.2	No relaxation, indulgence or extension of time shown from time to time by the Bank to any Borrower shall operate as an estoppel against the Bank or a waiver of the Bank’s rights in terms hereof, the Facility Terms and Conditions or any other rights that the Bank may have in law, nor shall any relaxation or indulgence be deemed to be a novation hereof.

21.3	Unless the contrary is indicated, agreements may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement as at the date of last signature thereof.

21.4	Any invalid, illegal or unenforceable provision of the Facility Terms and Conditions shall be severed from the other Facility Terms and Conditions as if not contained therein and the parties will be bound by the remaining provisions thereof.

22.	CESSION OR ENCUMBRANCE

22.1	No Borrower may cede nor delegate nor encumber any of its rights or obligations in terms of the Facility Terms and Conditions without the prior written consent of the Bank, which it may give or refuse in its discretion.

22.2	The Bank may cede or delegate or encumber any of its rights or obligations in terms of the Facility Terms and Conditions without the prior written consent of the Borrowers or any of them.

23.	ENVIRONMENTAL RESPONSIBILITY

23.1	The Borrower warrants and represents to the Bank that:-

23.1.1
it is in full compliance with all applicable laws, regulations and practices relating to the protection of the environment applicable to it in each jurisdiction in which the Borrower conducts business (its “Environmental Responsibility”) and hereby undertakes to continue to do so for so long as the Borrower is indebted to, or owes any obligations to the Bank under or in terms of the Facility:

23.1.2	it is not aware of any circumstances which may prevent the Borrower from fully complying with its Environmental Responsibility in future; and

23.2	The Borrower indemnifies the Bank against any loss, damage, claims, costs or any other liability, which may arise (because of this or any other banking facility and/or the Bank having an interest in the Borrower’s assets) in respect of a breach of, or a failure, by the Borrower to meet its Environmental Responsibility.

23.3
The Borrower agrees that all Facility increases and annual renewal of facilities are subject to an Environmental and Social Risk Assessment (“ESRA”) review and, further, that the Borrower will comply with the ESRA review process set out by the Bank and when the Borrower is requested to do so.

24.	ANTI SLAVERY COMMITMENT

24.1	The Bank adopts a zero tolerance approach to slavery and human trafficking and will not knowingly hold a direct or indirect relationship with persons or entities engaged in slavery or human trafficking

24.2	The Bank is an active member of the South African Anti-Money Laundering Integrated Taskforce (SAMLIT) expert working group on modern slavery and human trafficking, the purpose of which is to increase efficiency and effectiveness in combating financial crime by sharing knowledge and expertise. The outcomes of these engagements include:

24.2.1	Information sharing among member banks, various law enforcement agencies and industry bodies; and

24.2.2	Identification of entities and systems previously unknown to law enforcement agencies in order to contribute to increased enforcement actions

25.	COSTS

The Borrowers shall be liable for and pay all costs of whatsoever nature incurred by the Bank in connection with:

25.1	the preparation, negotiation, registration and/or execution of any collateral required by the Bank in connection with the Facility Terms and Conditions, including without limitation any stamp duties payable and all other costs and expenses, all of which shall be payable on demand; and

25.2	any demand or proceedings for the recovery of any amount owing or due by any Borrower to the Bank under the Facility, including without limitation all legal costs on an attorney and own client scale, and whether incurred prior to or during the institution of legal proceedings, including any arising in connection with the satisfaction or enforcement of any judgement and in realising any collateral provided to the Bank.

26.	DISCLOSURES AND PRIVACY

26.1	The Bank may disclose information which would otherwise be confidential if and to the extent:

26.1.1	required by law;

26.1.2	required by any securities exchange or regulatory or governmental body to which Party is subjected;

26.1.3	disclosed to the members, directors, officers, employees, insurers, reinsurers and insurance brokers or other risk mitigation providers;

26.1.4	disclosed to the professional advisers and auditors of the Bank;

26.1.5	the information comes into the public domain through no fault of that Party; or

26.1.6	the affected Party has given prior written approval to the disclosure, which approval shall not be unreasonably withheld or delayed;

26.2	The Bank respects our clients’ privacy and treats your information as confidential. Our Privacy Notice tells you how we use and protect your personal information. Visit the RMB website and view our Privacy Notice by clicking the Privacy Notice link in the website footer. If you are unable to access our website, please contact us to send you a copy of our Privacy Notice.